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EXHIBIT INDEX



Exhibit       Description
-------    	--------------

99.1		Press Release dated February 5, 2001, of the Company.


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Exhibit 99.1



 Chennai, India and Los Angeles, California -- February 5, 2001 --
 Pentamedia Graphics, Ltd. (BO:PENT), India's largest multimedia production company, and Film Roman, Inc. (OTCBB:ROMN), the leading U.S. producer of prime-time television animation, announced today that the two companies have executed a definitive Stock Purchase Agreement, and other relevant documents, related to Pentamedia's acquisition of a fully-diluted 60% stake of Film Roman in the form of newly issued common stock for $15 million in cash. This represents an increase in Pentamedia's proposed equity holdings from the 51% figure first announced in October.

 Pentamedia, which is a public company in India, the UK, and Luxembourg, specializes in animation, special effects, and Internet broadcasting for the global entertainment marketplace. Film Roman produces "The Simpsons" and "King of the Hill" for Fox, "The Oblongs" for Warner Bros., "X- Men" for Marvel Entertainment, "Doomsday" for UPN and has other projects now in production for Showtime, The Disney Channel and others, as well as multiple in-house projects in development for both live action and animation.

 The announcement today was made jointly by Dr. V. Chandrasekaran,
 Chairman and CEO of Pentamedia, and John Hyde, President and CEO of
 Film Roman.  In making the announcement, Dr. Chandrasekaran stated, "This is a great day for our two companies, and for our respective shareholders and clients. The two organizations' combined strengths, resources, and efficiencies, I have no doubt, are going to have a huge positive impact on the animation business worldwide." Mr. Hyde stated, "I am delighted that our deal is now signed and that we will soon be able to focus all of our attention on aggressively building the global entertainment company that we have together
 planned.   All that's left now are the administrative formalities and submission to shareholders which should wrap up by late March." Pentamedia and Film Roman were brought together by the William Morris Agency.

 While the off-shore production aspects of current Film Roman animated series will continue to be handled through current relationships in Korea and the Philippines, it is planned that the major portion of future off-shore production work will be done at one of many Pentamedia digital studios throughout India, the Philippines, Singapore, Malaysia, or Canada.
 Pentamedia's largest facility is a 22-acre campus in Chennai, where it employs more than 800 2D and 3D animators, SFX artists, designers, and programmers in the largest animation and SFX studios in Asia. The CEO's shared intent is also that teams of creative personnel from each company will regularly exchange extended inter-country visits and training sessions, commencing immediately.
  Pentamedia's U.S. offices will also after closing shift to Film Roman's North Hollywood studios.

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 Pentamedia Graphics, Ltd. (formerly Pentafour Software and Exports, Ltd.) was the first Indian software company to become publicly traded (1992). Last year it spun off its Business Software Segment to a sister company, Pentasoft Technologies, Ltd., which is also publicly traded in India. Dr. Chandrasekaran is Chairman of Pentasoft as well. Together, the two companies operate in 17 countries. Pentamedia also owns and operates what is believed to be the most robust streaming video portal on the Web, www.numtv.com, which is targeted to the 20 million non-resident Indians worldwide, as well as developing multiple cinemas and an educational satellite TV network for South Asian children. Recently, Pentamedia also acquired three prominent entertainment companies in India, including Media Dreams, Ltd., a producer of live-action motion pictures and television series, Mayajaal, which recently opened the first stage of its 30-acre theme park, hotel, and entertainment complex, and Kris Srikkanth Sports and Entertainment, Ltd., which has multifaceted operations related to cricket, India's most popular sport.

 Film Roman Inc., founded in 1984 by acclaimed animator Phil Roman, is the recipient of 10 Emmy Awards and 23 Emmy nominations and a major independent broad-based production company and animation studio. Film
 Roman has just completed its second live-action made-for-television feature, "Motocrossed" for the Disney Channel, which will premiere in February 2001.
  On the feature film side, the Company has produced "My First Mister," for Total Film Group and Paramount Classics, which just premiered at Robert Redford's 2001 Sundance Film Festival. It is now in production on its second feature film, "Tara," for Universal Home Video. Film Roman's
 LEVEL13.NET, one of the leading animation networks for the Internet, offers a wide variety of shorts featuring many diverse styles of animation.
  The site serves Film Roman as an outlet for both original and acquired content as well as an audience building medium for characters and show concepts.

 Both Pentamedia and Film Roman hope to develop a growing slate of projects designed for global distribution. These will include live-action and animated theatrical motion pictures, broadcast and cable television series, made-for-video titles, and Internet applications. Film Roman is currently in development on a live action feature version of the successful classic television series, "The Greatest American Hero" for The Walt Disney
 Company. Other feature titles in development include "Monkey in a Hole" for Spyglass and Disney, "End Game" for Kinowelt and "Heist" for Hyde
 Park. Last year Pentamedia completed the world's first CGI motion-capture animated motion picture, "Sinbad: Beyond the Veil of Mists," starring
 Brendan Fraser, which recently premiered on the USA Network and is about to be launched in home video by Lions' Gate. Its most recent CGI animated motion picture, Pandavas: The Five Warriors," has just opened in India to outstanding reviews and ticket sales.

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 This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
 Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based largely on Film Roman's current expectations and are subject to a number of risks and uncertainties including, but not limited to, risks that programming may not be sold, and if sold, may not be successful, and other risks described in Film Roman Inc.'s Annual Report on Form 10K for the year ended December
 31, 1999 and other SEC reports and filings. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events, otherwise.

Press Contacts for Pentamedia Graphics, Ltd.:
IN THE US:  Mr. Ken Silverman  (562) 467-1141
IN INDIA:  Ms. Sujatha Rao 011-91-44-463-6337

Press Contacts for Film Roman, Inc.:
Daryl Barbieri (818) 761-2544, ext. 220

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